                                               Filed pursuant to Rule 424(b)(2)
                                           Registration Statement No. 333-74165


            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 18, 1999

                                 461,255 SHARES


                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.


                                  Common Stock

                                 ---------------


      Our common stock is listed on the New York Stock Exchange under the symbol "FSA". On November 2, 1999, the last reported sale price for our common stock on the New York Stock Exchange was $56.125 per share.

                                 ---------------


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                                                                                     Per Share          Total
                                                                                     ---------          -----
         Offering price......................................................           $54.20     $25,000,021




                                 ---------------


      We expect to deliver the shares against payment in New York, New York on or about December 1, 1999.




                                 ---------------


                  Prospectus Supplement dated November 5, 1999.


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                                TABLE OF CONTENTS


                 Prospectus Supplement                                                 Prospectus

                                                 Page                                                             Page
                                                 ----                                                             ----
About This Prospectus Supplement..................S-3            FSA Holdings........................................2
Use of Proceeds...................................S-3            Use of Proceeds.....................................3
The Offering......................................S-3            Ratio of Earnings to Fixed Charges and Ratio of
Plan of Distribution..............................S-3                 Earnings to Combined Fixed Charges and
                                                                      Preferred Stock Dividends .....................3
                                                                 Description of Debt Securities......................3
                                                                 Description of Common Stock........................14
                                                                 Description of Stock Purchase Contracts and
                                                                      Stock Purchase Units .........................15
                                                                 Description of Preferred Stock.....................16
                                                                 Plan of Distribution...............................18
                                                                 About This Prospectus..............................19
                                                                 Where You Can Find More Information................19
                                                                 Legal Matters......................................21
                                                                 Experts............................................21




     No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.


                                      S-2

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
                ABOUT THIS PROSPECTUS                                           PLAN OF DISTRIBUTION
                    SUPPLEMENT
                                                                    We and XL Capital Ltd ("XL") have entered into a
     We have on file with the SEC a registration statement     purchase agreement with respect to the common stock
which contains a prospectus dated August 18, 1999. That        offered hereby.  XL is one of our major
prospectus provides you with a general description of our      shareholders.  Subject to certain conditions, XL has
common stock.  This prospectus supplement contains specific    agreed to purchase the 461,255 shares of our common
information about the terms of the offering of                 stock covered by this prospectus supplement.  The
461,255 shares offered hereby.  This prospectus supplement     purchase price, which is the "Offering Price" shown
adds, updates and changes information contained in the         on the cover of this prospectus supplement,
prospectus.  You should read the prospectus and this           represents 97.5% of the average of the high and low
prospectus supplement, together with additional  information   sale price of our common stock on the New York Stock
described in this prospectus under the heading "Where You      Exchange on October 29, 1999.  We will not pay any
Can Find More Information."                                    brokerage or underwriting fees in connection with
                                                               this sale of shares.

                     USE OF PROCEEDS                                 We estimate that the total expenses of the offering
                                                               will be approximately $27,500.

     The net proceeds from the sale of the common stock offered hereby will be used for general corporate purposes.


                   THE OFFERING

     The following information is given as of November 4, 1999.

  Common stock offered...........  750,000 shares

  Common stock to be
    outstanding after the
    offering.....................  33,517,542 shares (1)

  New York Stock Exchange
    symbol.......................  FSA


----------
(1) This number excludes 158,756 shares of treasury stock, and includes shares held by a trust on our behalf. In addition, the number assumes that we have completed three other sales of our common stock that we expect to complete with two of our other major shareholders and with a financial institution which will hold the shares subject to a previously announced forward purchase agreement with us.





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